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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 FORM 12b-25


                                            Commission File Number 33-5516-LA
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                          NOTIFICATION OF LATE FILING

(Check One):
[X] Form 10-K                [ ] Form 11-K                [ ] Form 20-F
[ ] Form 10-Q                [ ] Form N-SAR

    For Period Ended:                   June 30, 2000
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[ ] Transition Report on Form 10-K           [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F           [ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

    For the Transition Period Ended:
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Read attached Instruction sheet Before Preparing Form. Please Print or Type.

    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

    If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                       PART I -- REGISTRANT INFORMATION

                              BEEPER PLUS, INC.
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Full Name of Registrant


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Former Name if Applicable

                        3900 Paradise Road, Suite 201
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Address of Principal Executive Office (Street and Number)

                             Las Vegas, NV 89109
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City, State and Zip Code

                       PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

                    (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X]        (b)     The subject annual report will be filed
                            on or before the fifteenth calendar day following the prescribed due date;

                    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                             PART III--NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed).

The registrant is a company with limited financial and accounting staff resources. The registrant is trying to obtain important legal documents relating to a collateral security for a note which has resulted in a delay in the preparation and filing of its annual report on Form 10-K for the year ended June 30, 2000.

                                                 (ATTACH EXTRA SHEETS IF NEEDED)
                                                              SEC 1344 (11/91)
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PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

              Frank DeRenzo                                   (702) 737-5560
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                 (Name)                                      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                                [ ] Yes   [X] No

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     The annual report on Form 10-K for the year ended June 30, 1999, and the quarterly reports on Form 10-Q for the year ended June 30, 2000 were not filed on time.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                [ ] Yes   [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                  SIGNATURE


                               BEEPER PLUS, INC.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date     September 29, 2000              By:   /s/ Frank DeRenzo
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                                         Its:       President